EXHIBIT 99.3

Execution Version

FIRST AMENDED AND RESTATED INTERIM INVESTORS AGREEMENT

This First Amended and Restated Interim Investors Agreement (the “Agreement”) is made as of April 9, 2014 by and among Mr. Zishen Wu (“Mr. Wu”), Ms. Xingmei Zhong, Full Alliance International Limited (“Full Alliance”), MSPEA Agriculture Holding Limited (“MSPEA”), and Lead Rich International Limited (“Lead Rich”) (collectively, the “Investors”).  Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on September 23, 2013, Yongye International, Inc. (the “Company”), Full Alliance, Yongye International Limited, a wholly owned subsidiary of Full Alliance (“Parent”) and Yongye International Merger Sub Limited, a wholly owned subsidiary of Parent (“Merger Sub”), executed an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified in accordance with Section 1.2 hereof, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, each of Mr. Wu, Full Alliance, MSPEA and Parent executed a Contribution Agreement, pursuant to which:  (i) Full Alliance will contribute Shares of the Company it owns to Parent immediately prior to the Closing of the Merger by way of a capital contribution to its wholly-owned subsidiary; and (ii) each of Mr. Wu and MSPEA will contribute Shares of the Company he or it owns to Parent immediately prior to the Closing of the Merger in exchange for ordinary shares of Full Alliance;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, each of Mr. Wu and Lead Rich executed an Equity Commitment Letter in favor of Full Alliance, pursuant to which each of Mr. Wu and Lead Rich has agreed, subject to the terms and conditions set forth therein, to make an equity investment in Full Alliance in an amount equal to his or its Equity Commitment (as defined in the relevant Equity Commitment Letter) immediately prior to the Closing of the Merger;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, Mr. Wu and MSPEA executed the Limited Guarantee, pursuant to which each has agreed, subject to the terms and conditions set forth therein, to guarantee his or its Guaranteed Percentage (as defined in the Limited Guarantee) of the Guaranteed Obligations (as defined in the Limited Guarantee) up to its Maximum Amount (as defined in the Limited Guarantee);

WHEREAS, as of the date hereof, each of Full Alliance, Parent, Merger Sub and the Company desires to enter into an Amendment No. 1 to the Merger Agreement, substantially in the form attached hereto as Exhibit A (“Amendment No. 1”), and to obtain written approval of Amendment No. 1 by each Investor, in accordance with Section 1.2 hereof;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, the Investors executed an Interim Investors Agreement; and

WHEREAS, pursuant to Section 3.2 of the Interim Investors Agreement, the Investors desire to amend and restate the Interim Investors Agreement in its entirety, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the Investors hereby agree to amend and restate the Interim Investors Agreement in its entirety as follows:

AGREEMENT

1.	AGREEMENTS AMONG THE INVESTORS.

1.1           Actions of the Company.  On and after the date of this Agreement, absent the written consent of every other Investor: (i) Full Alliance shall not, and shall cause each of Parent and Merger Sub not to, and each of Mr. Wu and Ms. Xingmei Zhong shall cause Full Alliance not to, direct or request in writing that the Company or any Company Subsidiary take or omit to take any action, which action or omission (a “Prohibited Action or Omission”) would or would reasonably be expected to (x) cause the Company to be in breach of any representation, warranty, covenant or agreement under the Merger Agreement or (y) constitute, either alone or in combination with any other event, circumstance, change or effect, a Company Material Adverse Effect; and (ii) no Investor shall consent to any Prohibited Action or Omission in writing; provided, that nothing in this Section 1.1 shall prevent Mr. Wu or any director of the Company nominated by MSPEA from taking any action in his or her capacity as a director or officer (as the case may be) of the Company, if such person determines in good faith that failure to take such action is inconsistent with his or her fiduciary obligations.

1.2           Actions of Full Alliance, Parent and Merger Sub.  The Investors shall have the sole power, authority and discretion to direct the actions of Full Alliance, Parent and Merger Sub in all matters in respect of the Merger Agreement.  All actions of Full Alliance, Parent and Merger Sub relating to the Merger Agreement shall require the approval of each of the Investors, other than determining that any closing condition thereunder has been satisfied which shall require the approval of each of the Investors other than Lead Rich.  For the avoidance of any doubt, none of the following actions by Full Alliance, Parent or Merger Sub: (i) amending the

Merger Agreement, or (ii) waiving any closing condition thereunder, shall be effective, unless such action has been approved in writing by each of the Investors (including Lead Rich).

1.3           Contribution Agreement; Equity Commitment Letters; Limited Guarantee.  Each of Mr. Wu, Full Alliance, MSPEA and Lead Rich hereby acknowledges and agrees that (i) he or it is bound by his or its obligations set forth in the Contribution Agreement (if applicable), his or its Equity Commitment Letter (if any) and the Limited Guarantee (if applicable), (ii) he or it shall not be permitted to amend, modify or terminate any provision thereunder, and (iii) he or it shall perform his or its obligations under the Contribution Agreement (if applicable), his or its Equity Commitment Letter (if any) and the Limited Guarantee (if applicable), in each case, to the extent applicable to such person and subject to the terms and conditions set forth therein.

1.4           Escrow Agreement.  The Investors acknowledge that an escrow agreement, dated as of September 23, 2013 (the “Escrow Agreement”), has been executed by Lead Rich, MSPEA and The Hongkong and Shanghai Banking Corporation Limited (the “Escrow Agent”).  The Release Notice (as defined in the Escrow Agreement, the “Release Notice”) shall be executed by each of Lead Rich and MSPEA and delivered to the Escrow Agent following satisfaction of the following conditions: (i) each of Full Alliance, Parent and Merger Sub delivers to Lead Rich a written certificate in agreed form, signed by an officer of such party, certifying in good faith that all of the conditions to such party’s obligation to consummate the Merger set forth in Article VII of the Merger Agreement have been satisfied as of the date of such certificate as if such date were the Closing Date (other than the delivery of the certificates required by Sections 7.02(c) and 7.03(c) of the Merger Agreement, which shall take place on the Closing Date) and that such party is not aware of any reason why such conditions will not be satisfied on the Closing Date; (ii) China Development Bank (the “Lender”) confirms to Full Alliance and Lead Rich that, subject only to confirmation by the Paying Agent of its receipt of $35,000,000 in respect of the Mezzanine Debt Financing, $15,000,000 in respect of the Sponsor Equity Financing and $12,000,000 in respect of the CEO Equity Financing, it shall deposit $214,000,000 with the Paying Agent pursuant to the Loan Agreement; (iii) Mr. Wu confirms to Full Alliance and Lead Rich that he shall deposit $12,000,000 with the Paying Agent in respect of the CEO Equity Financing concurrently with Lead Rich depositing $35,000,000 in respect of the Mezzanine Debt Financing and $15,000,000 in respect of the Sponsor Equity Financing with the Paying Agent; (iv) Full Alliance and MSPEA deliver to Lead Rich a written certificate in agreed form, signed by an officer of each of them, certifying in good faith that all of the conditions to Lead Rich’s obligation to purchase and pay for the Notes (as defined in the Note Purchase Agreement) set forth in Article III of the Note Purchase Agreement (A) that can be satisfied on the date of such certificate are satisfied on such date and will be satisfied on the Closing (as defined in the Note Purchase Agreement) without further action by any person and (B) that cannot be satisfied on the date of such certificate will be satisfied on the Closing (as defined in the Note Purchase Agreement) without further action by any person; and (v) arrangements reasonably satisfactory to Lead Rich have been made for the payment of its and the Collateral Agent’s costs and expenses by Full Alliance as contemplated by Section 3.8 of the  Note Purchase Agreement (collectively, the “Escrow Release Conditions”).  Upon termination of the Merger Agreement in accordance with its terms, Lead Rich and MSPEA shall immediately jointly execute and deliver to the Escrow Agent the written notice contemplated by Section 14.1(b) of the Escrow

Agreement (the “Termination Notice”) informing the Escrow Agent of such termination and instructing the Escrow Agent to return all funds in the Escrow Account (as defined in the Escrow Agreement) to Lead Rich.  Furthermore, Lead Rich and MSPEA hereby agree to jointly execute and deliver to the Escrow Agent the written notice contemplated in Section 14.1(c) of the Escrow Agreement in the event (a) a definitive proxy statement for the Stockholders’ Meeting (including the notice of the Stockholders’ Meeting) has been filed with the U.S. Securities and Exchange Commission and mailed to the Stockholders on or prior to March 9, 2014 and (b) such definitive proxy statement provides that the Stockholders’ Meeting shall be held on or prior to April 23, 2014.  Subject to Section 1.5(c), MSPEA and Full Alliance shall be jointly and severally responsible for all fees and expenses of the Escrow Agent and shall promptly pay all such fees and expenses upon receipt of a request for payment from the Escrow Agent.

1.5           Certain Fees and Expenses.

(a)           If the Merger is not consummated, and the failure of the Merger to be consummated is not due to the willful breach by one or more Investors of this Agreement or any other agreement relating to the Merger, the Investors agree that, except as provided in the Note Purchase Agreement: (i) each Investor shall be responsible for the fees and out-of-pocket expenses payable to his or its respective legal advisor (a “Legal Advisor”) in connection with the Merger incurred prior to the termination of this Agreement with respect to such Investor; (ii) the Investors shall be responsible for the following percentages of all fees and out-of-pocket expenses (A) payable in connection with the Merger to all advisors to the Investors in connection with the Merger (other than the Legal Advisors and the Escrow Agent), (B) incurred in the defense, pursuit or settlement of any disputes or litigation relating to the Transaction (other than any dispute or litigation relating to service as a director or officer of the Company), and (C) all fees and out-of-pocket expenses payable to the Nevada legal advisor in connection with such advisor’s review and advice on the Merger Agreement:  47.58% for Mr. Wu, 43.56% for MSPEA and 8.86% for Lead Rich; and (iii) the Investors shall be responsible for the following percentages of (I) the fees and interests payable by Parent under that certain loan agreement between Parent and the Lender dated as of December 27, 2012 and (II) the upfront fee payable by Parent under the Loan Agreement:  52.21% for Mr. Wu and 47.79% for MSPEA;  provided, however, that each Investor shall be solely responsible for fees and out-of-pocket expenses payable by him or it to any advisor retained by him or it to conduct due diligence in connection with the Merger.

(b)           If the Merger is not consummated, and the failure of the Merger to be consummated is due to the willful breach by one or more Investors of this Agreement or any agreement relating to the Merger, then such breaching Investors shall promptly reimburse each non-breaching Investor for all fees and out-of-pocket expenses incurred by such non-breaching Investor in connection with the Merger.

(c)           At the Closing, Full Alliance shall reimburse each Investor for, or pay on behalf of each Investor, as the case may be, all fees and out-of-pocket expenses incurred by such Investor (including without limitation fees and expenses of his or its Legal Advisor and the Escrow Agent (as defined below)) in connection with the Merger.

(d)           For the avoidance of doubt, the Investors acknowledge that certain Consortium Agreement, dated October 15, 2012 (the “Consortium Agreement”), by and among Mr. Wu, Full Alliance, MSPEA and Abax Global Capital (Hong Kong) Limited, was terminated as of September 23, 2013 and agree that the agreement with respect to fees and expenses set forth in Section 5 of the Consortium Agreement is of no further force or effect.

(e)           The Investors agree that any termination, break-up or other fees or amounts payable to Full Alliance, Parent or Merger Sub by the Company pursuant to the Merger Agreement shall be allocated among the Investors, as follows:  47.58% for Mr. Wu, 43.56% for MSPEA and 8.86% for Lead Rich.

(f)           In the event the Company’s fees and out-of-pocket expenses shall become payable by Parent in accordance with Section 8.06(c) of the Merger Agreement, Full Alliance and MSPEA shall be responsible for the following percentages of the Company’s fees and out-of-pocket expenses incurred in connection with the Merger up to an aggregate maximum of $3,000,000: 52.21% for Full Alliance and 47.79% for MSPEA.

1.6           Paying Agent Agreement.  Promptly following the date of this Agreement, the Investors shall in good faith and with mutual cooperation use their reasonable best efforts to (i) select the Paying Agent, and (ii) negotiate and, to the extent applicable, enter into an agreement with the Paying Agent in form and substance reasonably satisfactory to each Investor (the “Paying Agent Agreement”).  The Paying Agent Agreement, to which the Paying Agent, Lead Rich and Full Alliance and/or Parent shall be parties, shall provide for the appointment of the Paying Agent and the terms and conditions upon which the Exchange Fund will be held, distributed or returned by the Paying Agent, including that any funds deposited into the Exchange Fund by Lead Rich in respect of the Sponsor Equity Financing and the Mezzanine Debt Financing shall be immediately returned by the Paying Agent to Lead Rich if (A) $12,000,000 in respect of the CEO Equity Financing and $214,000,000 in respect of the Senior Debt Financing are not deposited into the Exchange Fund, or (B) the Effective Time does not occur, in either case within five business days of such deposit by Lead Rich.

1.7           Limited Guarantee.  Each of Mr. Wu and MSPEA acknowledges and agrees that if (i)(A) $35,000,000 in respect of the Mezzanine Debt Financing and $15,000,000 in respect of the Sponsor Equity Financing are deposited into the Exchange Fund in accordance with the Merger Agreement, or (B) the Escrow Release Condition set forth in clause (ii) of Section 1.4 has not been satisfied, and (ii) the Parent Termination Fee shall become payable pursuant to the Merger Agreement, then each of Mr. Wu and MSPEA shall have no recourse against Lead Rich with respect to the Parent Termination Fee or the Guaranteed Obligations (as defined in the Limited Guarantee).  Lead Rich acknowledges and agrees that in the event the Parent Termination Fee shall become payable pursuant to the Merger Agreement under any circumstance other than those set forth in the preceding sentence, Lead Rich shall indemnify Mr. Wu and MSPEA for an aggregate of 8.86% of the Guaranteed Obligations, such that the total liability of Mr. Wu and MSPEA with respect to the Guaranteed Obligations shall be equal to 47.58% and 43.56% of the Guaranteed Obligations respectively; provided, that Lead Rich shall have no obligation with respect to the payment of the Company’s fees and out-of-pocket expenses contemplated in Section 1.5(f).

1.8           Subscription Agreements; Shareholders Agreement; Memorandum and Articles of Association.  Promptly following the date of this Agreement, the Investors shall in good faith and with mutual cooperation use their reasonable best efforts to: (i) negotiate and, to the extent applicable, enter into subscription agreements between Full Alliance and each of Mr. Wu and Lead Rich in form and substance reasonably satisfactory to each party thereto (each, a “Subscription Agreement”), effective as of the Effective Time and providing for the terms and conditions upon which Mr. Wu or Lead Rich, as applicable, will subscribe at the Effective Time for preferred shares of Full Alliance for an aggregate cash purchase price equal to his or its Equity Contribution; (ii) negotiate and enter into a shareholders agreement in form and substance reasonably satisfactory to each Investor (the “Shareholders Agreement”), effective as of the Effective Time and providing for certain rights, duties and obligations of Full Alliance and its shareholders, including that Full Alliance shall pay (or reimburse) the fees and expenses of the Investors (including legal fees and expenses) incurred  in connection with the Merger; and (iii) negotiate the amended and restated memorandum and articles of association of Full Alliance in form and substance reasonably satisfactory to each Investor (the “M&A”)  and cause the M&A to be filed with the Registry of Corporate Affairs of the British Virgin Islands and to be effective as of the Effective Time.

1.9           Consent to Amendment.  In accordance with Section 1.2 of this Agreement, each Investor hereby consents to Full Alliance, Parent and Merger Sub entering into Amendment No. 1 with the Company.

2.	REPRESENTATIONS AND WARRANTIES.

2.1           Investor Representations.  Each Investor hereby further represents and warrants to the other Investors that: (i) if such Investor is a corporate entity, it has the requisite power and authority to execute, deliver and perform this Agreement, (ii) if such Investor is a corporate entity, the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Investor and no additional proceedings are necessary to approve this Agreement, (iii) this Agreement has been duly executed and delivered by such Investor and constitutes a valid and binding agreement of him, her or it enforceable in accordance with the terms hereof, and (iv) such Investor’s execution, delivery and performance of this Agreement will not violate:  (a) if such Investor is a corporate entity, any provision of its organizational documents; (b) any material agreement to which such Investor is a party or by which such Investor is bound; or (c) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Investor.

3.	MISCELLANEOUS.

3.1           Effectiveness; Termination.   This Agreement shall become effective on the date hereof and shall terminate (except with respect to this Section 3) upon the earlier of (i) the Effective Time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms; provided, that any liability pursuant to Section 1.5 or for failure to comply with the terms of this Agreement shall survive such termination and upon termination of the Merger Agreement in accordance with its terms Lead Rich and MSPEA shall immediately provide the Termination Notice to the Escrow Agent as contemplated by Section 1.4 of this Agreement.

3.2           Amendment.  This Agreement may be amended or modified and the provisions hereof may be waived only by an agreement in writing signed by each Investor.

3.3           Severability.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

3.4           Indemnity.  Each Investor (an “Indemnifying Investor”) hereby agrees to indemnify and hold harmless the other Investors (each, an “Indemnified Investor”) from and against all damages sustained or suffered by any such Indemnified Investor, resulting from any failure by such Indemnifying Investor to perform its obligations, or any failure of his, her or its representations and warranties to be true and accurate, under this Agreement.

3.5           Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached.  It is accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal court located in the Borough of Manhattan, in the City of New York or the New York Supreme Court Commercial Division in and for New York County, New York, this being in addition to any other remedy to which such party is entitled at Law or in equity.  Each party hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief to which they are entitled at law or in equity, without the requirement to post bond or other security.

3.6           No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

3.7           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.  All actions arising out of or relating to this Agreement shall be brought and determined in any federal court located in the Borough of Manhattan, in the City of New York or the New York Supreme Court Commercial Division in and for New York County, New York.  The parties hereto hereby (a) submit to the jurisdiction of the above-named courts for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

3.8           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

3.9           Assignment.  This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties, except that the Agreement may be assigned to an Affiliate of a party hereto; provided, that the party making such assignment shall not be released from its obligations hereunder.  Any attempted assignment in violation of this Section 3.9 shall be void.

3.10           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.11           References. Notwithstanding anything to the contrary contained herein, references to “the date hereof” and “the date of this Agreement” shall refer to September 23, 2013.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

ZISHEN WU

By:	/s/ Zishen Wu

XINGMEI ZHONG

By:	/s/ Xingmei Zhong

FULL ALLIANCE INTERNATIONAL LIMITED

By:	/s/ Xingmei Zhong
Name: Xingmei Zhong
Title: Director

[Signature Page to First Amended and Restated Interim Investors Agreement]

MSPEA AGRICULTURE HOLDING LIMITED

By:	/s/ Samantha Jennifer Cooper
Name: Samantha Jennifer Cooper
Title: Director

[Signature Page to First Amended and Restated Interim Investors Agreement]

LEAD RICH INTERNATIONAL LIMITED

By:	/s/ Peng Liu
Name: Peng Liu
Title: Director

[Signature Page to First Amended and Restated Interim Investors Agreement]